Exhibit 99.1

 FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES RECORD 2020 EARNINGS

•Net income of $60.1 million for 2020, 10% higher than $54.6 million for 2019
•Net income strong at $18.0 million for fourth quarter, 46% above comparable 2019 quarter
•Earnings per diluted common share of $1.74 for fourth quarter and $5.70 for 2020
•Return on average assets of 1.58% for fourth quarter and 1.41% for 2020
•Exceptional secondary mortgage revenue for the year on over $1 billion of mortgage production
•Lower fourth quarter provision on improved asset quality
•Diligent expense management and improved efficiencies for 2020
•Paid off $334 million Paycheck Protection Program Liquidity Facility, $6 million TRUPS and $12 million subordinated notes in fourth quarter 2020
•Enhanced shareholder value with $40.5 million in stock repurchases for the year

Green Bay, Wisconsin, January 19, 2021 - Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) announced fourth quarter 2020 net income of $18.0 million and earnings per diluted common share of $1.74, compared to $18.1 million and $1.72 for third quarter 2020, and $12.3 million and $1.18 for fourth quarter 2019, respectively. Annualized quarterly return on average assets was 1.58%, 1.55% and 1.46%, for fourth quarter 2020, third quarter 2020 and fourth quarter 2019, respectively, even with elevated cash assets in 2020.

For the year ended December 31, 2020, net income was $60.1 million, 10% higher than $54.6 million for 2019. Net income for 2020 included record secondary mortgage income, higher net interest income and efficiency efforts, which partially offset $4 million of isolated costs ($3 million after-tax) in second quarter for pandemic-related actions and branch efficiency decisions as well as $9 million ($7 million after-tax) higher annual provision for credit losses. Net income for 2019 benefited from the net of two nonrecurring items in the second quarter, a $7.4 million after-tax gain on the partial sale of our equity interest in a data processing company, and $2.75 million ($2.0 million after-tax) in personnel expense for retirement-related compensation declared to benefit all employees after that sale.

Diluted earnings per common share was $5.70 for 2020, 3% higher than $5.52 for 2019, benefiting from 10% stronger net income, while covering a 6% increase in average diluted shares, mostly due to the timing of the 1.2 million shares issued in our November 2019 acquisition net of strong repurchase activity throughout 2020 (totaling 0.6 million shares).

Return on average assets was 1.41% for 2020, compared to 1.75% for 2019. While earnings were up, this ratio declined given the sizable increase in average assets to $4.3 billion for 2020 (up $1.1 billion or 36% over 2019), led by higher cash levels (up $0.4 billion).

“Our 2020 earnings were record-breaking despite the very unusual year,” said Bob Atwell, Chairman and CEO of Nicolet. “Sound, fair and timely decision-making was evident to our customers and in our results, and will provide continued momentum for 2021. We recorded a lower fourth quarter provision (to $1.3 million compared to $3 million for each of the previous three quarters), on improved asset quality metrics. We continue to be inspired by the tenacity and creativity of our customers.”

“We could not have foreseen the challenges 2020 presented, and we certainly didn't know our response to the pandemic would result in such a great year,” said Atwell. “We kept our people safe while helping our customers respond to their challenges and opportunities with speed, flexibility and heart.”

“We closed the year as a very liquid $4.6 billion bank, with over $800 million in cash on the balance sheet, at 18% of assets, compared to 5% at year-end 2019,” Atwell said.

“The complexion of our balance sheet has mirrored changes in customer needs. Largely, our commercial base remained profitable and liquid (reducing line usage and holding more cash deposits) and utilized the Paycheck Protection Program (“PPP”) for equity-like support. They are now further benefiting from loan forgiveness by the Small Business Administration, fueling more cash back to us,” Atwell stated. “Consumers, too, benefited from stimulus checks and are holding more on deposit.”

“We entered 2020 with a strategic plan that turned quickly into tactical change management,” said Mike Daniels, President and CEO of Nicolet National Bank. “The goal became how to best serve and be present for our customers during a pandemic. We had to be flexible and adaptable, and we have not yet stopped. We guided commercial customers through the PPP and now prepare for round two. We provided $1.25 million of our money directly to smaller businesses in second quarter to expedite aid to those who would have otherwise waited for small PPP loans. And we adapted resources and automated workflows to originate over $1 billion in mortgages to consumers under atypical conditions.”

“We have been fully back on-site since the end of May, operating safely for our customers because being present matters,” Daniels said. “It is a key differentiator to the vast majority of our industry, allowing us to move forward on goals and improvements, not just get by on the status quo.”

“For most consumers, their mortgages were the most important banking action they could control this year, whether through a refinanced rate or a new purchase to accommodate their changing needs or circumstances,” Daniels said. “Further, our financial advisors proactively added and counseled clients through a volatile market, when many competitors were inwardly focused.” Secondary mortgage income was $30 million for 2020 ($18 million or 151% higher than 2019), and wealth revenues were $16 million ($1.9 million or 13% higher than 2019).

The timing of Nicolet's acquisitions, Choice Bancorp, Inc. (“Choice”) on November 8, 2019, at 12% of then pre-merger assets, and Advantage Community Bancshares, Inc. (“Advantage”) on August 21, 2020, at 4% of then pre-merger assets, impacts financial comparisons. Certain income statement results, average balances and related ratios for the quarter and year-to-date periods in 2020 include full contribution from Choice and a partial contribution from Advantage starting in third quarter 2020, while the same periods in 2019 include a partial contribution from Choice starting in fourth quarter 2019 and no contribution from Advantage. At consummation, Choice added $457 million in assets, including $348 million in loans, $1.7 million in core deposit intangible, $45 million in goodwill, $289 million in deposits, and net one new branch. At consummation, Advantage added $172 million in assets, $88 million in loans, $1 million in core deposit intangible, $12 million in goodwill, $141 million in deposits and four branches.

Balance Sheet Review
At December 31, 2020, period end assets were $4.6 billion, an increase of $975 million (27%) over December 31, 2019. The year-over-year change was primarily due to higher cash and cash equivalents (up $621 million to $803 million), investment securities (up $90 million or 20% to $539 million), and loans (up $215 million or 8% to $2.8 billion). The significant increase in cash was influenced by our liquidity build executed at the onset of the pandemic (with brokered deposits at $325 million, up $165 million over year-end 2019) and rising core deposits.

Total deposits of $3.9 billion at December 31, 2020, increased $956 million (32%) over year-end 2019. Since December 31, 2019, transaction accounts combined (i.e., savings, money markets and interest-bearing checking) increased $490 million (32%) to $2.0 billion at December 31, 2020 and noninterest-bearing demand grew $394 million (48%) to $1.2 billion representing 31% of total deposits, influenced by the very uncertain times, government stimulus payments and pandemic stay-at-home orders, which reduced spending and increased liquidity of consumers and businesses, and by PPP loan proceeds retained on deposit by corporate borrowers.

During 2020, we originated 2,725 PPP loans totaling $351 million, bearing a 1% contractual rate, and earned a $12.3 million fee, of which $5.7 million was accreted into interest income. At December 31, the net carrying value of PPP loans was $186 million, or 7% of total loans, with the decline coming almost exclusively from SBA loan forgiveness that started in November, boosting overall borrower equity in their businesses. Given strong participation in the PPP and caution around debt levels, borrowers' utilization of conventional lines of credit fell. For the first time in recent history, commercial lines of credit declined between year-end periods to $221 million (down $104 million or 32% since December 31, 2019). Excluding PPP loans and commercial lines of credit, all other loans combined increased $133 million or 6% over December 31, 2019 (or up 2%, further excluding loans acquired from Advantage).

Total capital was $539 million at December 31, 2020, an increase of $23 million since December 31, 2019, mostly due to solid earnings, partly offset by share repurchase activity. Nicolet repurchased 646,748 shares at a total cost of $40.5 million, or an average per share cost of $62.69 during 2020. Comparatively, during 2019, 310,781 shares were repurchased for $18.7 million or an average of $60.17 per share. On November 17, 2020, Nicolet's board authorized an increase to the program of $20 million or up to 325,000 shares of common stock. As a result, at December 31, 2020, there remained $20.4 million authorized under the repurchase program, as modified, to be utilized from time-to-time to repurchase shares in the open market, through block transactions or in private transactions.

Asset Quality
“When the pandemic hit, we made sincere efforts to acknowledge the potential impact of dramatically changed circumstances on our borrowers. We provided $3 million in loan loss provision for each of the first three quarters of 2020, largely from uncertainty and poor forward visibility, provided temporary loan modifications, and guided qualified customers through PPP,” said Daniels. “We have interacted with customers proactively and granularly, to better understand the underlying pressures felt by the overall borrowing base. As a result, we recorded a $1.3 million provision during fourth quarter, as potential deterioration to loan quality metrics initially anticipated have just not materialized.”

Nonperforming assets were $13 million at December 31, representing 0.29% of total assets compared to $12 million or 0.25% at September 30 and $15 million or 0.42% at December 31, 2019. Since the prior quarter, the allowance for credit losses-loans increased to $32 million, due to the $1.3 million provision for credit losses recognized, less net charge-offs during the quarter of $0.5 million or 0.07% of average loans, annualized. For the year, the provision was $10.3 million and represented 0.37% of average loans (or 0.40% excluding PPP loans), which exceeded $1.4 million of net charge-offs representing 0.05% of average loans. At December 31, 2020, the allowance represented 1.15% of total loans, and represented 1.24% of total loans excluding the net carrying value of PPP loans.

Since the pandemic started, nearly 1,000 loans with a current balance of $456 million were provided payment modifications. Initial metrics reflected the loan modifications as 88% commercial and 12% retail with 67% on interest only payments and 33% on full payment deferrals. At December 31, $408 million (90%) had returned to normal payment structures, $29 million (6%) were paid off, $15 million (3%) remain under modification structure, and $4 million (1%) became troubled debt restructurings. At December 31, the combined $19 million under modification or restructure represented less than 1% of total loans.

Income Statement Review
Net income for 2020 was $60.1 million, $5.5 million or 10% stronger than $54.6 million for 2019.

Net interest income was up 11% over 2019, despite an 81bps decline in net interest margin between the years. Very high cash levels and a dramatically lower rate environment dominated the story. Overall volumes aided net interest income but the mix of interest-earning assets in particular squeezed the resulting margin. In general, the lower rate environment pressured both net interest income and net interest margin.

At the onset of the pandemic, but prior to the announcement of government stimulus, we added liquidity to ensure we could meet customer needs. The action demonstrated our capacity to support our communities, but proved later to not be necessary, leading us to reduce non-deposit leverage in the second half of the year. Efforts to maximize net interest income during the changes throughout 2020 included prudent pricing actions on deposits and loans, allowing brokered deposits to mature without renewal, prepayment of selected FHLB advances, and full payback of the PPPLF funding (approximately $335 million used for 5 months at a cost of 35bps). Further, we fully redeemed our subordinated notes ($12 million at 5% fixed) in November and one of our junior subordinated debenture issuances ($6 million at 8% fixed) in December, which combined will reduce annual interest expense by approximately $1.1 million.

Net interest income was $129.3 million for 2020, $13.2 million or 11% higher than $116.1 million for 2019, comprised of $10.6 million higher interest income and $2.6 million lower interest expense. Higher volumes added $26.3 million to net interest income (with a $31.7 million increase to interest income on higher earning assets offset partly by a $5.4 million increase to interest expense on higher interest-bearing liabilities). Rate changes reduced net interest income $13.1 million (decreasing interest income $21.2 million, but also decreasing interest expense on funding $8.1 million).

Average interest-earning assets of $3.8 billion increased $1.1 billion (38%) over 2019, largely due to growth in average loans (up $531 million or 24%, comprised of $221 million PPP loans and $310 million all other loans), investments (up $81 million or 20%) and other interest-earning assets, which are predominantly cash (up $444 million). The mix of average earning assets for 2020 was 72% loans (comprised of 6% PPP loans, 66% all other loans), 13% investments and 15% other interest-earning assets, compared to 81% loans, 15% investments and 4% other interest-earning assets for 2019. Average interest-bearing liabilities of $2.7 billion increased $721 million (37%) over 2019, comprised of higher core interest-bearing deposits (up $335 million), brokered deposits (up $214 million), PPPLF funding (up $162 million), and other interest-bearing liabilities (up $10 million). Also adding to the heavy cash position and net free funds was average noninterest-bearing demand deposits totaling $1.0 billion for 2020 (up $292 million or 40% over 2019).

The net interest margin for 2020 was 3.38%, down 81bps from 4.19% for 2019, as the yield on interest-earning assets declined 110bps (to 3.90%), the cost of funds favorably declined 41bps (to 0.75%), and the contribution from net free funds fell 12bps (on much higher balances but worth less in a low rate environment). The significantly higher mix of cash assets (to 15% of interest-earning assets versus 4% in 2019) coupled with their dramatic decline in yield (to 0.46% versus 2.65% in 2019), has pressured the net interest margin most. Loans yielded 4.90% for 2020, down 67bps from 2019, in part by the inclusion of lower-earning PPP loans (yielding 3.66%) in 2020, while all other loans earned 5.00%, down 57bps from 2019. Investments yielded 2.26%, 31bps lower than 2019. The cost of funds of 0.75% declined 41bps during the same period, attributable mainly to prudent pricing actions on core interest-bearing deposits (down 45bps to 0.57%) and lower wholesale funding rates (down 159bps to 3.13% for funding costs excluding PPPLF).

Noninterest income was $62.6 million for 2020, up $9.3 million (17%) compared to 2019. Excluding net asset gains (losses), noninterest income grew $19.0 million (42%) over 2019. Record net mortgage income of $29.8 million, increased $17.9 million (151%) over 2019, mostly on higher sale gains and capitalized gains combined (up $18.9 million or 168%) from strong refinance activity and better pricing between the years, partly offset by an unfavorable change in the fair value mark on the mortgage servicing asset (down $1.0 million). Trust services fee income and brokerage fee income combined increased $1.9 million (13%) over 2019, consistent with growth in accounts and assets under management in a volatile market. All remaining noninterest income categories combined decreased $0.8 million from 2019 largely due to $0.6 million lower service charges on deposit accounts as we waived certain fees during second quarter 2020 to provide economic relief to our customers and $0.5 million lower income from our smaller equity interest in the data processing company after the partial sale in 2019, partly offset by $0.5 million higher card interchange income.

Net asset losses were $1.8 million in 2020 (mostly from $1.0 million market losses on equities held in the lower, more volatile market, and $0.9 million of net losses on branch other real estate owned write-downs), compared to $7.9 million net asset gains in 2019 (comprised primarily of the $7.4 million gain on equity investment sale), resulting in a $9.7 million negative change between the years.

Noninterest expense of $100.7 million increased $3.9 million (4%) from 2019, with second quarter 2020 including $4 million of isolated expenses related to the onset of the pandemic, a terminated acquisition and branch closure decisions.

Personnel expense of $57.1 million, increased $2.7 million (5%) over 2019. Salaries increased $2.3 million (7%) over 2019, of which $0.6 million was attributable to branch closure severances and on-site bonus pay in second quarter 2020, and $1.7 million (representing a 5% increase over 2019) was due to merit increases and hires between the years. Cash and equity award incentives increased $1.5 million while retirement-based compensation (401k, profit sharing and nonqualified deferred compensation) declined $1.0 million between the years, rewarding strong performance of both years and matching the mix of incentive compensation to be meaningful to recipients. Overtime pay doubled to $0.6 million (up $0.3 million over 2019), largely to cover the effort of processing PPP originations and significant mortgage volume. All other fringe benefits combined declined $0.4 million from 2019, mainly on lower health costs between the years. At the start of the pandemic, Nicolet employed approximately 600 people and at peak points had 34% working remotely, 18% paid but not working due to risk concerns or temporary location closure, and the remainder of employees working on site. At December 31, headcount was 573, with the net change principally due to the 56 employee reductions from our branch closures, net of the 22 employees acquired with Advantage and additional positions for business growth.

All non-personnel expenses combined increased $1.2 million from 2019, including $3.45 million of isolated expenses from second quarter 2020 (including $1.25 million for the micro-grant program, $0.2 million for protective supplies, $0.5 million to terminate a previously announced merger, and $1.5 million for lease terminations and branch write-offs related to the announced branch closures), and our 2020 operating base accommodating a full year of Choice and partial year of Advantage. Diligent expense management and improved efficiencies for 2020 helped to minimize the increase in non-personnel expenses to 3% over 2019.

“This year we succeeded in executing through a real-life stress test of the value proposition embedded in our core franchise. This was a vital validation that we matter in the communities we serve,” said Atwell. “Headwinds, however, continue for us and our industry, and we believe the pace of consolidation will increase. There continues to be great opportunity to create shareholder value through accretive acquisitions in existing and adjacent markets,” concluded Atwell.

About Nicolet Bankshares, Inc.
Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which Congress passed in an effort to encourage companies to provide information about their anticipated future financial performance. This act protects a company from unwarranted litigation if actual results are different from management expectations. This report reflects the current views and estimates of future economic circumstances, industry conditions, company performance, and financial results of the management of Nicolet. These forward-looking statements are subject to a number of factors and uncertainties which could cause Nicolet’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements, and such differences may be material. Forward-looking statements speak only as of the date they are made and Nicolet does not assume any duty to update forward-looking statements. There are a number of factors that could cause our actual results to differ materially from those projected in such forward-looking statements.

In addition to factors previously disclosed in Nicolet’s reports filed with the SEC and those identified elsewhere in this news release, these forward-looking statements include, but are not limited to, statements about (i) Nicolet’s expected COVID pandemic response and how its operations and financial condition may change as a result of the COVID pandemic; (ii) the expected impact on the broader economy with regard to the effects of the COVID pandemic and the government’s response to the COVID pandemic; and (iii) Nicolet’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. Other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects” or words of similar meaning generally are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of Nicolet’s management and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond their control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ from those indicated or implied in the forward-looking statements and such differences may be material.

The COVID pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic financial markets could adversely affect Nicolet’s revenues and the values of its assets and liabilities, lead to a tightening of credit, and increase stock price volatility. In addition, the COVID pandemic may result in changes to statutes, regulations, or regulatory policies or practices resulting from could affect Nicolet in substantial and unpredictable ways.

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited)
	At or for the Three Months Ended					At or for the Year Ended
(In thousands, except per share data)	12/31/2020	09/30/2020	06/30/2020	03/31/2020	12/31/2019	12/31/2020	12/31/2019
Results of operations:
Interest income	$38,037	$37,270	$36,892	$37,003	$36,192	$149,202	$138,588
Interest expense	4,019	4,710	5,395	5,740	5,723	19,864	22,510
Net interest income	34,018	32,560	31,497	31,263	30,469	129,338	116,078
Provision for credit losses	1,300	3,000	3,000	3,000	300	10,300	1,200
Net interest income after provision for credit losses	32,718	29,560	28,497	28,263	30,169	119,038	114,878
Noninterest income	16,879	18,691	17,471	9,585	13,309	62,626	53,367
Noninterest expense	25,367	23,685	27,813	23,854	25,426	100,719	96,799
Income before income tax expense	24,230	24,566	18,155	13,994	18,052	80,945	71,446
Income tax expense	6,145	6,434	4,576	3,321	5,670	20,476	16,458
Net income	18,085	18,132	13,579	10,673	12,382	60,469	54,988
Net income attributable to noncontrolling interest	98	30	101	118	87	347	347
Net income attributable to Nicolet Bankshares, Inc.	$17,987	$18,102	$13,478	$10,555	$12,295	$60,122	$54,641
Earnings per common share:
Basic	$1.79	$1.75	$1.29	$1.00	$1.22	$5.82	$5.71
Diluted	$1.74	$1.72	$1.28	$0.98	$1.18	$5.70	$5.52
Common Shares:
Basic weighted average	10,074	10,349	10,417	10,516	10,061	10,337	9,562
Diluted weighted average	10,350	10,499	10,520	10,801	10,452	10,541	9,900
Outstanding	10,011	10,196	10,424	10,408	10,588	10,011	10,588
Noninterest Income:
Trust services fee income	$1,746	$1,628	$1,510	$1,579	$1,596	$6,463	$6,227
Brokerage fee income	2,673	2,489	2,269	2,322	2,190	9,753	8,115
Mortgage income, net	7,842	9,675	9,963	2,327	4,916	29,807	11,878
Service charges on deposit accounts	1,133	1,037	813	1,225	1,237	4,208	4,824
Card interchange income	1,922	1,877	1,637	1,562	1,683	6,998	6,498
BOLI income	936	531	540	703	535	2,710	2,369
Other noninterest income	1,247	1,237	1,487	521	1,285	4,492	5,559
Noninterest income without net gains	17,499	18,474	18,219	10,239	13,442	64,431	45,470
Asset gains (losses), net	(620)	217	(748)	(654)	(133)	(1,805)	7,897
Total noninterest income	$16,879	$18,691	$17,471	$9,585	$13,309	$62,626	$53,367
Noninterest Expense:
Personnel expense	$15,244	$14,072	$14,482	$13,323	$13,628	$57,121	$54,437
Occupancy, equipment and office	4,102	4,051	4,361	4,204	3,827	16,718	14,788
Business development and marketing	713	810	2,514	1,359	1,397	5,396	5,685
Data processing	3,074	2,658	2,399	2,563	2,730	10,694	9,950
Intangibles amortization	860	834	880	993	936	3,567	3,872
Other noninterest expense	1,374	1,260	3,177	1,412	2,908	7,223	8,067
Total noninterest expense	$25,367	$23,685	$27,813	$23,854	$25,426	$100,719	$96,799
Period-End Balances:
Total loans	$2,789,101	$2,908,793	$2,821,501	$2,607,424	$2,573,751	$2,789,101	$2,573,751
PPP loans	186,016	335,236	329,157	—	—	186,016	—
Total loans, ex. PPP loans	2,603,085	2,573,557	2,492,344	2,607,424	2,573,751	2,603,085	2,573,751
Allowance for credit losses - loans	32,173	31,388	29,130	26,202	13,972	32,173	13,972
Securities available for sale, at fair value	539,337	535,351	510,809	511,860	449,302	539,337	449,302
Cash and cash equivalents	802,859	853,564	822,684	241,960	182,059	802,859	182,059
Goodwill and other intangibles, net	175,353	176,213	164,094	164,974	165,967	175,353	165,967
Total assets	4,551,789	4,706,375	4,541,228	3,732,554	3,577,260	4,551,789	3,577,260
Deposits	3,910,399	3,712,808	3,537,805	3,023,466	2,954,453	3,910,399	2,954,453
Stockholders’ equity	539,189	538,068	532,033	510,971	516,262	539,189	516,262
Book value per common share	53.86	52.77	51.04	49.09	48.76	53.86	48.76
Tangible book value per common share (1)	36.34	35.49	35.30	33.24	33.08	36.34	33.08

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited) - Continued
	At or for the Three Months Ended					At or for the Year Ended
(In thousands, except per share data)	12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019	12/31/2020	12/31/2019
Average Balances:
Loans	$2,868,827	$2,871,256	$2,823,866	$2,584,584	$2,438,908	$2,787,587	$2,257,033
Investment securities	520,867	496,153	489,597	453,820	424,981	490,209	409,161
Interest-earning assets	4,091,460	4,216,106	3,917,499	3,167,505	2,974,974	3,849,812	2,794,641
Cash and cash equivalents	714,031	864,295	614,034	139,768	129,647	584,159	158,077
Goodwill and other intangibles, net	175,678	169,353	164,564	165,532	147,636	168,802	129,112
Total assets	4,515,226	4,633,359	4,310,088	3,555,144	3,339,283	4,255,207	3,126,535
Deposits	3,793,430	3,636,260	3,403,188	2,920,071	2,756,295	3,439,748	2,598,271
Interest-bearing liabilities	2,744,578	2,933,737	2,741,199	2,218,592	2,023,448	2,660,508	1,939,639
Stockholders’ equity	537,920	537,826	520,177	513,558	478,645	527,428	423,952
Selected Financial Ratios: (2)
Return on average assets	1.58%	1.55%	1.26%	1.19%	1.46%	1.41%	1.75%
Return on average common equity	13.30	13.39	10.42	8.27	10.19	11.40	12.89
Return on average tangible common equity (1)	19.75	19.54	15.24	12.20	14.74	16.76	18.53
Average equity to average assets	11.91	11.61	12.07	14.45	14.33	12.39	13.56
Stockholders’ equity to assets	11.85	11.43	11.72	13.69	14.43	11.85	14.43
Tangible common equity to tangible assets (1)	8.31	7.99	8.41	9.70	10.27	8.31	10.27
Net interest margin	3.29	3.06	3.21	3.94	4.06	3.38	4.19
Efficiency ratio	48.99	46.18	55.69	57.16	57.57	51.72	59.54
Effective tax rate	25.36	26.19	25.21	23.73	31.41	25.30	23.04
Selected Asset Quality Information:
Nonaccrual loans	$9,455	$10,997	11,998	$14,769	$14,122	$9,455	$14,122
Other real estate owned	3,608	1,000	1,000	1,000	1,000	3,608	1,000
Nonperforming assets	$13,063	$11,997	$12,998	$15,769	$15,122	$13,063	$15,122
Net loan charge-offs (recoveries)	$515	$743	$71	$55	$(52)	$1,384	$381
Allowance for credit losses-loans to loans	1.15%	1.08%	1.03%	1.00%	0.54%	1.15%	0.54%
Net loan charge-offs to average loans (2)	0.07	0.10	0.01	0.01	(0.01)	0.05	0.02
Nonperforming loans to total loans	0.34	0.38	0.43	0.57	0.55	0.34	0.55
Nonperforming assets to total assets	0.29	0.25	0.29	0.42	0.42	0.29	0.42
Selected Other Information:
Interest income resolved PCI loans (rounded)	N/A	N/A	N/A	N/A	$1,400	N/A	$4,700
Tax-equivalent adjustment net interest income	$260	$249	$229	$231	$257	$969	$1,043
Tax benefit on stock-based compensation	$(77)	$(14)	$(24)	$(323)	$(1,275)	$(438)	$(2,286)
Common stock repurchased (dollars) (3)	$12,909	$13,732	$—	$13,903	$3,383	$40,544	$18,701
Common stock repurchased (full shares) (3)	205,001	234,914	—	206,833	47,728	646,748	310,781
1The ratios of tangible book value per common share, return on average tangible common equity, and tangible common equity to tangible assets exclude goodwill and other intangibles, net. These financial ratios have been included as they are considered to be critical metrics with which to analyze and evaluate financial condition and capital strength.
2Income statement-related ratios for partial-year periods are annualized.
3Reflects common stock repurchased under board of director authorizations for the common stock repurchase program.

Nicolet Bankshares, Inc.
Net Interest Income and Net Interest Margin Analysis (Unaudited)

	At or for the Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average		Average	Average		Average	Average		Average
(In thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
PPP loans	$282,736	$3,799	5.26%	$332,816	$2,477	2.91%	$—	$—	—%
Total loans ex PPP	2,586,091	31,005	4.71%	2,538,440	31,598	4.89%	2,438,908	33,065	5.33%
Total loans (1) (2)	2,868,827	34,804	4.76%	2,871,256	34,075	4.66%	2,438,908	33,065	5.33%
Investment securities (2)	520,867	2,799	2.15%	496,153	2,764	2.23%	424,981	2,712	2.55%
Other interest-earning assets	701,766	694	0.39%	848,697	680	0.32%	111,085	672	2.39%
Total interest-earning assets	4,091,460	$38,297	3.68%	4,216,106	$37,519	3.50%	2,974,974	$36,449	4.82%
Other assets, net	423,766			417,253			364,309
Total assets	$4,515,226			$4,633,359			$3,339,283
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing core deposits	$2,285,858	$2,269	0.39%	$2,180,575	$2,541	0.46%	$1,848,714	$4,380	0.94%
Brokered deposits	320,237	1,176	1.46%	336,026	1,243	1.47%	106,528	482	1.80%
Total interest-bearing deposits	2,606,095	3,445	0.53%	2,516,601	3,784	0.60%	1,955,242	4,862	0.99%
PPPLF	72,582	64	0.35%	335,865	297	0.35%	—	—	0.00%
Other interest-bearing liabilities	65,901	510	3.04%	81,271	629	3.05%	68,206	861	4.96%
Total interest-bearing liabilities	2,744,578	$4,019	0.58%	2,933,737	$4,710	0.64%	2,023,448	$5,723	1.12%
Noninterest-bearing demand deposits	1,187,335			1,119,659			801,053
Other liabilities	45,393			42,137			36,137
Stockholders' equity	537,920			537,826			478,645
Total liabilities and stockholders' equity	$4,515,226			$4,633,359			$3,339,283
Net interest income and rate spread		$34,278	3.10%		$32,809	2.86%		$30,726	3.70%
Net interest margin			3.29%			3.06%			4.06%

	At or for the Year Ended
	December 31, 2020			December 31, 2019
	Average		Average	Average		Average
(In thousands)	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
PPP loans	$220,544	$8,062	3.66%	$—	$—	—%
Total loans ex PPP	2,567,043	128,419	5.00%	2,257,033	125,715	5.57%
Total loans (1) (2)	2,787,587	136,481	4.90%	2,257,033	125,715	5.57%
Investment securities (2)	490,209	11,079	2.26%	409,161	10,511	2.57%
Other interest-earning assets	572,016	2,611	0.46%	128,447	3,405	2.65%
Total interest-earning assets	3,849,812	$150,171	3.90%	2,794,641	$139,631	5.00%
Other assets, net	405,395			331,894
Total assets	$4,255,207			$3,126,535
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing core deposits	$2,124,634	$12,163	0.57%	$1,789,451	$18,192	1.02%
Brokered deposits	289,489	4,478	1.55%	75,159	773	1.03%
Total interest-bearing deposits	2,414,123	16,641	0.69%	1,864,610	18,965	1.02%
PPPLF	161,634	571	0.35%	—	—	—%
Other interest-bearing liabilities	84,751	2,652	3.13%	75,029	3,545	4.72%
Total interest-bearing liabilities	2,660,508	$19,864	0.75%	1,939,639	$22,510	1.16%
Noninterest-bearing demand deposits	1,025,625			733,661
Other liabilities	41,646			29,283
Stockholders' equity	527,428			423,952
Total liabilities and stockholders' equity	$4,255,207			$3,126,535
Net interest income and rate spread		$130,307	3.15%		$117,121	3.84%
Net interest margin			3.38%			4.19%
(1) Nonaccrual loans and loans held for sale are included in the daily average loan balances outstanding.
(2) The yield on tax-exempt loans and tax-exempt investment securities is computed on a tax-equivalent basis using a federal tax rate of 21%, and adjusted for the disallowance of interest expense.